Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Pioneer Southwest Energy Partners L.P. (the “Registrant”) of the reference of Netherland, Sewell & Associates, Inc. in the Prospectus filed with the U.S. Securities and Exchange Commission on May 1, 2008, pursuant to Rule 424(b) under the Securities Act of 1933 relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-144868), and to the inclusion of our audit letter, dated February 26, 2008, as an appendix to such Prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Thomas J. Tella II, P.E.
Thomas J. Tella II, P.E.
Senior Vice President

Dallas, Texas
May 2, 2008